Exhibit 10.15

Amendment to the

Investment Agreement Pre-IPO Financing Affimed Therapeutics AG,

Heidelberg, Germany

by and between

1.	Prof. Dr. Melvyn Little, Immenseeweg 17, 25826 St. Peter-Ording, Germany

2.	Deutsches Krebsforschungszentrum, Im Neuenheimer Feld 280, 69120 Heidelberg, Germany

- hereinafter referred to as “DKFZ” -

3.	AGUTH Holding GmbH, Schloß-Wolfsbrunnenweg 33, 69118 Heidelberg, Germany

- hereinafter referred to as “AGUTH” -

4.	KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

- hereinafter referred to as “KfW” -

5.	tbg Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

- hereinafter referred to as “tbg” -

6.	SGR Sagittarius Holding AG, Brügglistrasse 2, 8852 Altendorf, Switzerland

- hereinafter referred to as “SGR” -

7.	BioMed Invest I Ltd., Suite 7, Provident House, Havilland Street, St. Peter Port, Guernsey, GY1 2QE, Channel Islands

- hereinafter referred to as “BMI” -

8.	OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

- hereinafter referred to as “OrbiMed Associates” -

9.	OrbiMed Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

- hereinafter referred to as “OrbiMed Private Investments” -

10.	LSP III Omni Investment Coöperatief U.A., Johannes Vermeerplein 9, 1071 DV Amsterdam, The Netherlands

- hereinafter referred to as “LSP” -

11.	Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark

- hereinafter referred to as “Novo Nordisk” -

12.	Affimed Therapeutics AG, Im Neuenheimer Feld 582, 69120 Heidelberg, Germany.

The parties named under 1. to 11. above are hereinafter also collectively referred to as the “Shareholders” and each individually as a “Shareholder”. The parties named under 1. to 12. above are hereinafter also collectively referred to as the “Parties” and each individually as a “Party”.

Preamble

The Shareholders are the sole shareholders of Affimed Therapeutics AG with its registered seat in Heidelberg, Germany, registered with the Commercial Register of the Mannheim Local Court under no. HRB 336536 (hereinafter also referred to as the “Company”).

On 23-25 June 2014, the Shareholders and the Company entered into the “Investment Agreement Pre-IPO Financing Affimed Therapeutics AG, Heidelberg, Germany” (hereinafter referred to as the “2nd Amendment”) providing for a pre-IPO financing of the Company in the total amount of at least EUR 11,702,072.00 (including the Loans and interest accrued thereon), which was to be rendered in two tranches, with the valuation applicable to this pre-IPO financing dependent on whether an IPO of the Company is closed on or before 31 October 2014. Capitalized terms used but not defined in this “Amendment to the Investment Agreement Pre-IPO Financing Affimed Therapeutics AG, Heidelberg, Germany” (hereinafter referred to as “this Agreement” or the “3rd Amendment”) shall have the same meaning as given to them in any definitions in the 2nd Amendment, unless specifically defined otherwise in this Agreement.

In the event that an IPO of the Company is closed on or before 31 October 2014, the Parties intend to limit the volume of the second tranche of the pre-IPO financing of the Company laid down in the 2nd Amendment to the minimum investment which is necessary to put the Investors in such position as they each would be in if they had invested the first tranche of the pre-IPO financing of the Company laid down in the 2nd Amendment (including the Loans and interest accrued thereon) against subscription of new Series E Preferred Shares with a discount of 20 % on the share price equal to the lower end of the price range printed on the cover of the preliminary prospectus immediately prior to the pricing of the IPO of the Company, and to cancel any further investment of the Investors in the second tranche of the pre-IPO financing of the Company laid down in the 2nd Amendment.

NOW, THEREFORE, the Parties hereby enter into this Agreement.

§ 1

Amendments to § 5 of the 2nd Amendment

(1)	§ 5 (Adaptation in Case of an IPO of the Company) of the 2nd Amendment shall be amended and replaced by the following provisions:

“§ 5

Adaptation in Case of an IPO of the Company

(1)	The Shareholders agree that in case of the Pricing of an IPO of the Company on or before 31 October 2014, the Investors shall be put in such position as they each would be in if they had invested the first tranche of the pre-IPO financing laid down in the 2nd Amendment (including the Loans and interest accrued thereon) against subscription of new Series E Preferred Shares with a discount of 20 % on the share price equal to the lower end of the price range printed on the cover of the preliminary prospectus immediately prior to the pricing of the IPO of the Company in accordance with the following provisions.

(2)	In case of the Pricing of an IPO of the Company on or before 31 October 2014, the Shareholders shall resolve in favour of an increase of the Company’s share capital in an extraordinary Shareholders’ Meeting of the Company to be held in the form of a plenary meeting (hereinafter referred to as the “IPO Adaptation Capital Increase”). The IPO Adaptation Capital Increase shall be resolved and consummated immediately after the Pricing of the IPO of the Company. The IPO Adaptation Capital Increase shall be an increase of the Company’s share capital in return for cash contributions against payment of the amount of EUR 1.00 per share (issue price). As part of the IPO Adaptation Capital Increase, the Investors shall be exclusively invited, to the exclusion of the other Shareholders’ statutory subscription rights, to subscribe and to take over new Series E Preferred Shares in each case in such number as is equal to the respective Total IPO Investment (as defined below) divided by the result of (the IPO Adaptation Share Price (as defined below) minus EUR 1.00), if necessary commercially rounded to the next full number, and the result minus the number of new Series E Preferred Shares subscribed by them under § 2 (1) (i) or § 4 (2) above, respectively. The new Series E Preferred Shares issued under this § 5 (2) shall have the right to participate in profits as from 1 January 2014. The new Series E Preferred Shares shall have the rights, preferences and privileges as set forth in the Articles of Association of the Company, as amended under § 2 (1) (ii) above, and the Legal Framework, as amended by the 2nd Amendment.

The respective “Total IPO Investment” shall be equal to (a) in case of the Initial Investors: the sum of (i) the amount set forth opposite the name of the respective Initial Investor in the column “Total Loan Conversion” in the table in § 1 (1) above and (ii) the amount set forth opposite the name of the respective Initial Investor in the column “New Investment First Tranche” in the table in § 1 (2) above, and (b) in case of the External Investors: an amount equal to 70.09 % of the total investment in the pre-IPO financing of the Company to which the respective External Investor shall be admitted in the Second Closing under § 4 (1) above.

The respective “Total Investment” shall be equal to (a) in case of the Initial Investors: the sum of (i) the amount set forth opposite the name of the respective Initial Investor in the column “Total Loan Conversion” in the table in § 1 (1) above and (ii) the amount set forth opposite the name of the respective Initial Investor in the column “Total New Investment” in the table in § 1 (2) above, and (b) in case of the External Investors: the amount of the total investment in the pre-IPO financing of the Company to which the respective External Investor shall be admitted in the Second Closing under § 4 (1) above.

The “IPO Adaptation Share Price” shall be equal to the price per share of the Company with a portion of the Company’s share capital of EUR 1.00 each which corresponds to the lower end of the price range printed on the cover of the preliminary prospectus used for the roadshow for the IPO of the Company multiplied by 0.8.

§ 2 (2) to (5) above shall apply mutatis mutandis. In addition, the Company undertakes vis-à-vis the Investors to take all measures and to render all declarations in order to convene the necessary Shareholders’ Meetings to implement the IPO Adaptation Capital Increase.

(3)	The Shareholders agree that in case that an IPO of the Company is Priced on or before 31 October 2014 and the pre-IPO financing of the Company is adapted pursuant to this § 5, but subsequently it turns out that the IPO of the Company is not closed on or before 31 October 2014, then § 6 below shall apply, provided that the number of new Series E Preferred Shares to be subscribed by the respective Investor under § 6 (2) below shall in each case be reduced by the number of new Series E Preferred Shares subscribed by the respective Investor under § 5 (2) above.

(4)

The Shareholders are aware that a restructuring of the Company may become necessary for the IPO of the Company. As a result of such restructuring, a holding company would hold 100 % of the shares of the Company and the Shareholders would hold shares in that holding Company. The Parties agree that in this case, the adaptation in case of an IPO of the Company shall be accomplished by way of an appropriate adaptation of the exchange ratio of the Series E Preferred Shares of the Company into shares of the holding company applying this § 5 mutatis mutandis.

(5)	The Shareholders agree that in the event that

(a)

the IPO Adaptation Share Price is higher than EUR 95.1885, no new Series E Preferred Shares shall be issued to the Investors under § 5 (2) above, and each of the Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to render additional payments into the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB in an amount equal to the IPO Adaptation Share Price multiplied by the number of new Series E Preferred Shares subscribed by the respective Investor under § 2 (1) (i) or § 4 (2) above, respectively, and the result minus the respective Total IPO Investment, but in each case not more than (a) in case of the Initial Investors the amount set forth opposite the name of the respective Initial Investor in the column “New Investment Second Tranche” in the table in § 1 (2) above and (b) in case of the External Investors 29.91 % of the total investment in the pre-IPO financing of the Company to which the respective External Investor shall be admitted in the Second Closing under § 4 (1) above; such additional payments into the capital reserves of the Company shall be rendered (without any deductions for bank fees) to the Company’s bank account as set forth in § 3 (1) above, and shall in each case become due for payment to the Company in two instalments, whereby the second instalment shall be equal to such amount as would be required as total issue price of EUR 1.00 per share for the further Series E Preferred Shares to be issued to the respective Investor under § 5 (3) above in conjunction with § 6 (2) below in case that the IPO of the Company is not closed on or before 31 October 2014, and the first instalment shall be equal to the remaining amount of the additional payments into the capital reserves of the Company under this § 5 (5) (a), whereby the first instalment shall in each case become due for payment to the Company immediately after the Pricing of the IPO of the Company, and the second instalment shall in each case become due for payment to the Company by way of a condition precedent immediately after the closing of the IPO of the Company on or before 31 October 2014; § 3 (3) above shall apply mutatis mutandis; and

(b)	the IPO Adaptation Share Price is so high that even in case that no new Series E Preferred Shares are issued to the Investors under § 5 (2) above and the maximum amount set forth in § 5 (5) (a) above is rendered as additional payments into the capital reserves of the Company, but the number of new Series E Preferred Shares subscribed by the Investors under § 2 (1) (i) or § 4 (2) above, respectively, is still higher than the number of new Series E Preferred Shares they shall be entitled to pursuant to § 5 (1) above, then the Shareholders shall do or cause to be done everything necessary or appropriate to implement the principle set forth in § 5 (1) above by any other means, e.g. by applying an adapted exchange ratio in the course of the restructuring under § 5 (4) above or by a redistribution of the new Series E Preferred Shares subscribed by the Investors under § 2 (1) (i) or § 4 (2) above, respectively, among the Shareholders; provided always, that in no event shall the Investors be obliged to render further contributions to the Company in order to implement this.”

(2)	In case of the Pricing of an IPO of the Company on or before 31 October 2014, the commitments of the Investors with respect to the second tranche of the pre-IPO financing of the Company laid down in the 2nd Amendment under § 1 (2) of the 2nd Amendment and § 4 (1) of the 2nd Amendment, as amended under § 2 below, and any corresponding rights of the Investors to invest such amounts, shall be cancelled, with the exception of such amounts as shall be invested by the Investors under § 5 (2) or § 5 (5) (a) above, if any.

§ 2

Amendments to § 4 of the 2nd Amendment

(1)	The reference to “this Agreement, the Legal Framework, as amended by this Agreement, and the Articles of Association, as amended under § 2 (1) (ii) above” in § 4 (1) of the 2nd Amendment shall henceforth refer to “the 2nd Amendment, as amended by the 3rd Amendment, the Legal Framework, as amended by the 2nd Amendment and the 3rd Amendment, and the Articles of Association, as amended under § 2 (1) (ii) of the 2nd Amendment”, and any reference to “this Agreement and the Legal Framework, as amended by this Agreement” in § 4 (1) and (2) of the 2nd Amendment shall henceforth refer to “the 2nd Amendment, as amended by the 3rd Amendment, and the Legal Framework, as amended by the 2nd Amendment and the 3rd Amendment”.

(2)	The definition of Pricing in § 4 (1) of the 2nd Amendment shall be amended and replaced as follows:

The “Pricing” of an IPO of the Company shall be the determination of the price range printed on the cover of the preliminary prospectus used for the roadshow for the IPO of the Company, and the expression “Priced” shall be construed accordingly.

(3)	Annex 4.1 to the 2nd Amendment shall be amended and replaced by Annex 2.3 to this Agreement.

§ 3

Amendments to § 9 of the 2nd Amendment

Any reference in the first sentence of § 11 (3) of the 1st Amendment, as amended by § 9 (3) of the 2nd Amendment, to the 2nd Amendment shall henceforth refer to the 2nd Amendment and the 3rd Amendment.

§ 4

Final Provisions

(1)	The Parties agree that unless expressly set forth otherwise in this Agreement, the 2nd Amendment and the Legal Framework, each as amended by this Agreement, shall remain in full force and effect.

(2)	Any reference in the 2nd Amendment, as amended by this Agreement, to any provision of the Legal Framework shall henceforth refer to such provision of the 2nd Amendment, as amended by this Agreement.

(3)	Any definitions of terms in this Agreement shall also apply in the 2nd Amendment, as amended by this Agreement.

(4)	This Agreement shall become legally binding and effective as soon as it has been signed by all Parties (not necessarily on the same page) and the Company has received the originals of the signed signature pages of all Parties. The Parties agree that the signing of the signature page to this Agreement and the delivery of the originals of the signed signature pages to the Company shall be sufficient for purposes of entering into this Agreement, and each of the Parties other than the Company waives the requirement of receipt of the respective signed signature pages of the other Parties pursuant to § 151 sentence 1 BGB. The Company shall provide each Party with a pdf copy of all signed signature pages.

(5)	Section J of the Shareholders’ Agreement shall apply mutatis mutandis to this Agreement.

St. Peter-Ording, July 22, 2014	/s/ Prof. Dr. Melvyn Little
(Place, Date)	(Prof. Dr. Melvyn Little)

Heidelberg, July 24, 2014	/s/ Dr. Otmar Wiestler /s/ Dr. Josef Puchta
(Place, Date)	(Deutsches Krebsforschungszentrum)

Munich, July 24, 2014	/s/ Dr. Hans Schäfer von Weitnauer
(Place, Date)	(AGUTH Holding GmbH)

Bonn, August 18, 2014	/s/ Gerd-Henner Rupp /s/ Corinna Monschein
(Place, Date)	(KfW)

Bonn, August 18, 2014	/s/ Bärbel Wagan /s/ Sysabbe Rübenach
(Place, Date)	(tbg Technologie-Beteiligungs-Gesellschaft mbH)

Munich, July 24, 2014	/s/ Dr. Hans Schäfer von Weitnauer
(Place, Date)	(SGR Sagittarius Holding AG)

Guernsey, July 23, 204	/s/ Kevin Gilligan
(Place, Date)	(BioMed Invest I Ltd.)

New York, August 18, 2014	/s/ Carl Gordon
(Place, Date)	(OrbiMed Associates III, LP)

New York, August 18, 2014	/s/ Carl Gordon
(Place, Date)	(OrbiMed Private Investments III, LP)

Amsterdam/Munich, July 23, 2014	/s/ J.G. Rothe /s/ Rene Kuijten
(Place, Date)	(LSP III Omni Investment Coöperatief U.A.)

August 19, 2014	/s/ Gregory Jones
(Place, Date)	(Novo Nordisk A/S)

Heidelberg, July 22, 2014	/s/ Dr. Adi Hoess /s/ Dr. Florian Fischer
(Place, Date)	(Affimed Therapeutics AG, Management Board)

Zurich, July 20, 2014	/s/ Dr. Thomas Hecht
(Place, Date)	(Affimed Therapeutics AG, Supervisory Board)

Annex 2.3 to the Amendment to the Investment Agreement Pre-IPO Financing

Affimed Therapeutics AG, Heidelberg, Germany

On 23-25 June 2014, Affimed Therapeutics AG, Heidelberg, Germany (hereinafter referred to as the “Company”) and its shareholders entered into that certain “Investment Agreement Pre-IPO Financing Affimed Therapeutics AG, Heidelberg, Germany” (hereinafter referred to as the “Investment Agreement Pre-IPO Financing”), as amended by that certain “Amendment to the Investment Agreement Pre-IPO Financing Affimed Therapeutics AG, Heidelberg, Germany” (hereinafter referred to as the “Amendment Agreement”). Capitalized terms used but not defined herein shall have the same meaning as given to them in any definitions in the Investment Agreement Pre-IPO Financing, as amended by the Amendment Agreement.

Pursuant to § 4 (1) of the Investment Agreement Pre-IPO Financing, as amended by the Amendment Agreement, the undersigned

[insert name and address]

hereby undertakes severally not jointly (teilschuldnerisch) vis-à-vis each of the other Shareholders, but not vis-à-vis the Company, an investment in the Second Closing in the total amount of EUR                  as issue price for new shares of the Company under § 4 (2) and § 5 (2) or § 6 (2) of the Investment Agreement Pre-IPO Financing, as amended by the Amendment Agreement, and additional payments into the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB under § 4 (3) and § 5 (5) (a) or § 6 (3) of the Investment Agreement Pre-IPO Financing, as amended by the Amendment Agreement, at the terms and conditions set forth in the Investment Agreement Pre-IPO Financing, as amended by the Amendment Agreement, the Legal Framework, as amended by the Investment Agreement Pre-IPO Financing and the Amendment Agreement, and the Articles of Association of the Company, and hereby becomes a party to the Investment Agreement Pre-IPO Financing, as amended by the Amendment Agreement, and the Legal Framework, as amended by the Investment Agreement Pre-IPO Financing and the Amendment Agreement, with the rights and obligations of an External Investor, an Investor, a Lead Investor, a Shareholder and a Party.

[place], [date]

( [insert name])